Exhibit 99.1

February 21, 2013

Press Release

Kentucky Bank Parent Announces Dividend

Paris, Kentucky - Kentucky Bancshares, Inc., parent holding company for Kentucky Bank, announced today the quarterly dividend to shareholders. The payout will be 24 cents per share, up from 23 cents for the previous quarter. This payment will be made March 29 to shareholders of record March 20, 2013.

With our reaching both record earnings and record assets for the year ended December 31st, 2012, our Board of Directors is pleased to be able to reward our shareholders appropriately for their confidence in Kentucky Bancshares, Inc., states Louis Prichard, President and Chief Executive Officer.

Kentucky Bank is headquartered in Paris and also has offices in Cynthiana, Georgetown, Morehead, Nicholasville, Sandy Hook, Versailles, Wilmore, and Winchester. It ranks 16th in size among the 174 banks headquartered in the Commonwealth of Kentucky. Shares of the parent holding company trade over the counter and are reported on the OTC Bulletin Board. The symbol is KTYB.

Contact:  Gregory J. Dawson
          Chief Financial Officer